Exhibit 99.1

Company Contact: Nicholas R. Schacht, Chief Executive Officer 703-925-7744 nschacht@learningtree.com

LEARNING TREE RECEIVES NASDAQ ADDITIONAL STAFF DETERMINATION LETTER

RESTON, VA — May 17, 2007—Learning Tree International, Inc. (NASDAQ: LTRE) announced today that on May 15, 2007, it received an Additional Staff Determination Letter from the Nasdaq Stock Market (“Nasdaq”) stating that, as a result of Learning Tree’s delay in filing its Form 10-Q for the fiscal quarter ended March 30, 2007, Learning Tree’s securities could be subject to delisting from the Nasdaq. Nasdaq has requested that Learning Tree present its views with respect to this additional deficiency to the Nasdaq Listing Qualifications Panel (the “Panel”) in writing no later than May 22, 2007.

Learning Tree has been working with Nasdaq concerning the delay in filing Learning Tree’s Form 10-K for the fiscal year ended September 29, 2006 and its Form 10-Q for the fiscal quarter ended December 29, 2006. On April 30, 2007, Learning Tree filed its Form 10-K for the fiscal year ended September 29, 2006, in compliance with the deadline of the Panel. Learning Tree has requested additional time for filing its Form 10-Q for the fiscal quarter ended December 29, 2006.

There can be no assurance that the Panel will grant a request for continued listing.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.